UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2014, ReachLocal, Inc. held a special meeting of stockholders. At the meeting, its stockholders approved a one-time stock option exchange for eligible employees. If implemented, the option exchange would permit eligible employees to surrender certain outstanding stock options for cancellation in exchange for the grant of new replacement options on a one-for-one basis with per-share exercise prices equal to the greater of $6.00 or the fair market value of ReachLocal’s common stock on the replacement grant date. Only stock options with per-share exercise prices at or above $8.00 will be eligible for the exchange. In addition, options issued pursuant to the stock option exchange ReachLocal conducted in 2012 will not be eligible to be exchanged.

Each replacement option will have a new seven-year term measured from the replacement option grant date and will be unvested as of such date, regardless of whether the surrendered option was partially or fully vested. Replacement options will vest as to 12.5% of the underlying shares on the six-month anniversary of the replacement option grant date and in substantially equal monthly installments thereafter over the subsequent 42 months, subject to the option holder’s continued employment with ReachLocal through each vesting date.

For a more detailed description of the terms and conditions of the proposed option exchange, see ReachLocal’s Proxy Statement for its November 24, 2014 special meeting of stockholders, which was filed on October 21, 2014.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the November 24, 2014 special meeting of stockholders, 23,876,008 shares were represented in person or by proxy, constituting approximately 81.9% of ReachLocal’s outstanding shares as of October 8, 2014, the record date for the meeting. Stockholders voted to approve a one-time option exchange for eligible employees.

The final results of voting are as follows:

	For	Against	Abstentions
One-time stock option exchange	19,604,532	4,269,390	2,086

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2014	REACHLOCAL, INC.
	By:	/s/ Ross G. Landsbaum
Ross G. Landsbaum
Chief Financial Officer